                                                                    EXHIBIT 23.2

                      Report of Independent Accountants on
                          Financial Statement Schedule




To the Board of Directors of
Perot Systems Corporation:

Our report on the consolidated financial statements of Perot Systems Corporation and Subsidiaries is included herein. In connection with our audits of such financial statements, we have also audited the related financial statement schedule of Perot Systems Corporation and Subsidiaries.

In our opinion, the financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly, in all material respects, the information required to be included therein.


                                      /s/ PricewaterhouseCoopers LLP
Dallas, Texas
February 6, 2001